EXHIBIT 23.2

P&F INDUSTRIES, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2005 (except for Note 3, as to which the date is March 30, 2006) accompanying the consolidated financial statements and schedule included in the Annual Report of P&F Industries, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-8 of P&F Industries, Inc. and Subsidiaries, effective February 18, 1997 and June 14, 2002.

/s/ BDO SEIDMAN, LLP

New York, New York

March 30, 2006